Exhibit 10.2

Amendment No. 1 to the 2019 Share Incentive Plan

This Amendment No.1 (“Amendment No.1”) to the 2019 Share Incentive Plan (the “2019 Plan”) of 360 Finance, Inc. (the “Company”) is effective as of August 23, 2020.

1. Pursuant to the resolutions passed in meeting of the board of directors of the Company on August 23, 2020, effective on the date first set forth above, Section 3.1(a)  of the 2019 Plan is hereby amended by replacing the Section 3.1(a) entirely as follows:

“(a)         Subject to the provisions of Article 9 and Section 3.1(b), the maximum aggregate number of Shares which may be issued pursuant to all Awards (including Incentive Share Options) is 17,547,567 Shares, and an annual increase on the first day of each of the four consecutive fiscal years of the Company commencing with the fiscal year beginning January 1, 2021, by (i) an amount equal to 1.0% of the total number of the then issued and outstanding Shares or (ii) such fewer number of Shares as may be determined by the Board.”

2. Notwithstanding the foregoing, except as amended hereby, each of the provisions of the 2019 Plan shall remain in full force and effect, and this Amendment shall not constitute a modification, acceptance or waiver of any other provision of the 2019 Plan except as specifically provided herein.

3. This Amendment shall be construed in accordance with and governed by the laws of the Cayman Islands.